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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                                      Under
                       The Securities Exchange Act of 1934


                           LIQUITEK ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


             NEVADA                                     91-1499978
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                     1350 DRAPER PARKWAY, DRAPER, UTAH 84020
                                 (801) 553-8785
                  (Address and telephone number of Registrant's
                          principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                     Name of each exchange on which
       to be so registered                     each class is to be registered

    None                                    None
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    ------------------------------          --------------------------------

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If this form relates to the registration of a class of securities pursuant to
12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ].

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X].

Securities Act registration statement file number to which this form relates:

                                   2-99110-NY

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, par value $.001

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Item 1. Description of our Securities to be Registered

     We are registering our Common Stock, par value $.001. We are authorized to issue 100,000,000 shares of this stock, of which as of June 30, 2000, there were 37,808,071 shares outstanding. Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders and, upon the giving of notice as required by law, are entitled to cumulate their votes in the election of directors. The holders of our Common Stock are also entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion from funds legally available for distribution. Upon our liquidation or dissolution, the holders of our Common Stock are entitled to receive pro rata all assets remaining available for distribution to shareholders. The Common Stock has no pre-emptive or other subscription rights and is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to our shares of Common Stock. All of the outstanding shares of Common Stock are fully-paid and non-assessable.

     We currently do not have any classes of securities other than the Common Stock described herein.

Item 2. Exhibits

     Documents which define the rights of the holders of our Common Stock are attached hereto as Exhibits or are incorporated by reference.

     The following Exhibits are included with this Form 8-A and we consider them to be integral parts hereof:

     3(i) Articles of Incorporation for A.X.R. Development Corporation, Inc. (our original name), filed in Nevada in 1985. These articles describe the Common Stock shares which we are authorized to issue.

     3(ii) Bylaws, as amended, which discuss rights associated with our Common Stock.

     We also incorporate other documents by reference. These include:

     1. Registration statement for A.X.R. Development Corporation, Inc. on Form S-18, and amendments thereto, filed with the Securities and Exchange Commission in 1985, file number 2-99110-NY.

     2. Form 8-K, filed on June 12, 2000, with the SEC. This Form 8-K contains the text of our acquisition agreements with two companies that are now our subsidiaries. These agreements describe mandatory lock-up provisions affecting a significant portion of our Common Stock.

                                    Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


LIQUITEK ENTERPRISES, INC.

By /s/ John W. Nagel
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   John W. Nagel, Chief Financial Officer


Date  9-19-00
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